Exhibit 10.12

ASSIGNMENT

THIS ASSIGNMENT (this “Assignment”), entered into as of June 8, 2010, by and between APOPTOS, INC., a Delaware corporation (“Apoptos”), and RECEPTOS, INC., a Delaware corporation (“Receptos”), is made with reference to the following facts:

A.            BMR-10835 ROAD TO THE CURE LLC, a Delaware limited liability company (“Landlord”), and Apoptos have entered into that certain Lease dated as of August 24, 2007, as amended by that certain First Amendment to Lease dated as of March 30, 2008, and that certain Second Amendment to Lease (“Second Amendment”) dated as of May 11, 2009, which Second Amendment was amended and restated as of September 15, 2009 (as amended, collectively, the “Lease”), whereby Apoptos leases certain premises (the “Premises”) from Landlord at 10835 Road to the Cure in San Diego, California.

B.            Apoptos is the wholly owned subsidiary of Receptos.

C.            Apoptos desires to transfer the Lease and its interests in the Premises represented thereby to Receptos, and Receptos desires to assume the Lease and such interests in the Premises from Apoptos.

D.            The acknowledgment of the Landlord to the transfer contemplated by this Assignment is set forth below the signatures of the parties to this Assignment.

NOW, THEREFORE, Apoptos and Receptos, intending to be legally bound, agree as follows:

1.             Assignment.  Apoptos hereby assigns to Receptos, and Receptos hereby accepts and assumes, the following:  (i) all rights and obligations of Apoptos under the Lease; and (ii) all interests of Apoptos in the Premises represented by the Lease.  Without limiting the foregoing, Receptos will hereafter:  (x) perform all obligations of Apoptos under the Lease (including any obligations of Apoptos that remain unperformed as of the date hereof); and (y) enjoy all rights of Apoptos under the Lease.

2.             Effectiveness.  This Assignment shall become effective only when both of the following shall have occurred: (i) Apoptos and Receptos mutually execute and deliver this Assignment to the Landlord; and (ii) the Landlord executes the acknowledgement of the Landlord set forth below the signatures of the parties to this Assignment.

3.             Miscellaneous.  The captions of the paragraphs in this Assignment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.  All exhibits hereto are incorporated herein by reference.  This Assignment may be executed in one or more counterparts that, when taken together, shall constitute one original.

IN WITNESS WHEREOF, Apoptos and Receptos have hereunto set their hands as of the date and year first above written, and acknowledge that they possess the requisite authority to enter into this transaction and to execute this Assignment.

APOPTOS:			RECEPTOS:

APOPTOS, INC.,			RECEPTOS, INC.,
a Delaware corporation			a Delaware corporation

By:	/s/ Robert Peach		By:	/s/ James Schmidt
	Name:	Robert Peach		Name:	James Schmidt
	Title:	V.P. Biology		Title:	VP Finance

The transfer contemplated by this Assignment is hereby acknowledged:

LANDLORD:

BMR-10835 ROAD TO THE CURE LLC,

a Delaware limited liability company

By:	/s/ Kevin Simonsen
	Name:	Kevin Simonsen
	Title:	Vice President, Real Estate Counsel